Exhibit 99.1

OP Bancorp Reports First Quarter Result of 2020

2020 First Quarter Highlights:

•

Net income totaled $3.3 million or $0.21 per diluted common share, down 12.6%, compared to $3.8 million or $0.23 per diluted common share, excluding one-time gain of $1.2 million on company owned life insurance (COLI), for the first quarter of 2019

•	Net interest margin was 3.95% compared to 4.38% for the first quarter of 2019
•	Return on average assets was 1.12% and return on average equity was 9.44% compared to 1.45% and 11.52%, respectively, for the first quarter of 2019, excluding one-time gain of $1.2 million on COLI
•	Total assets increased 12.3% to $1.21 billion at March 31, 2020, from $1.08 billion at March 31, 2019
•	Net loans receivable increased 9.1% to $985.8 million at March 31, 2020, from $903.4 million at March 31, 2019
•	Total deposits increased 13.2% to $1.05 billion at March 31, 2020, from $929.4 million at March 31, 2019
•	Nonperforming assets to total assets was 0.13% at March 31, 2020, compared to 0.25% at March 31, 2019
•	Total risk-based capital ratio and leverage ratio were 14.77% and 11.58%, respectively at March 31, 2020

LOS ANGELES, April 23, 2020 — OP Bancorp (the “Company”) (NASDAQ: OPBK), the holding company of Open Bank (the “Bank”), today reported unaudited financial results for the first quarter of 2020.  Net income for the first quarter of 2020 was $3.3 million, or $0.21 per diluted common share, compared to net income of $4.2 million, or $0.26 per diluted common share for fourth quarter of 2019, and net income of $4.7 million, or $0.29 per diluted common share for the first quarter of 2019. Excluding one-time gain of $1.2 million on company owned life insurance, net income for the first quarter of 2019 was $3.8 million or $0.23 per diluted common share.

“As the impact of COVID-19 has been collectively felt by all of us, my heartfelt appreciation goes out to all those working in the front line serving our community as we work together in recovery. In order to do our part, we have taken various steps to help our customers, employees and communities in this challenging and unprecedented time while maintaining our safe and sound banking operations. We have been assisting our customers with loan deferrals and the SBA Payroll Protection Program (PPP) in recent weeks. I am very proud of the efforts our employees are making to support our customers, especially those on the front lines,” commented Min Kim, President and Chief Executive Officer of OP

Bancorp and Open Bank. Ms. Kim continued, “As part of our continued effort to support our communities, we have donated $1 million through Open Stewardship Foundation to help small restaurants in our communities. In addition, our directors and employees together have donated $100,000 to two local non-profit organizations to support families who are most severely impacted by the pandemic.”

COVID-19 Actions for our customers, employees and communities

•	Offering loan payment deferrals: we have received 164 loan deferment requests for an aggregate of $218 million loan balances, which is approximately 22% of loan portfolio as of March 31, 2020
•	Processing the SBA Paycheck Protection Program (PPP) loans: we have approved 326 loans for an aggregate of $37.4 million as of April 20, 2020
•	Enabled remote working environment for employees while maintaining fully functioning operations in all areas
•	Donated $1 million through Open Stewardship Foundation to support small restaurants in the communities we serve
•	Donated $100,000 from our directors and employees’ contribution to two non-profit organizations to support families who are most severely impacted by the pandemic

Financial Highlights (unaudited)
(Dollars in thousands, except per share data)	As of or for the Three Months Ended
	March 31,	December 31,	March 31,
	2020	2019	2019
Income Statement Data:
Interest income	$14,345	$14,703	$14,086
Interest expense	3,229	3,625	3,288
Net interest income	11,116	11,078	10,798
Provision for loan losses	743	411	0
Noninterest income	2,296	2,513	3,533
Noninterest expense	8,207	7,665	8,073
Income before taxes	4,462	5,515	6,258
Provision for income taxes	1,163	1,334	1,518
Net Income	$3,299	$4,181	$4,740
Diluted earnings per share	$0.21	$0.26	$0.29
Balance Sheet Data:
Loans held for sale	$4,382	$2,100	$246
Gross loans, net of unearned income	996,559	990,138	913,064
Allowance for loan losses	10,748	10,050	9,619
Total assets	1,209,593	1,179,520	1,077,235
Deposits	1,052,198	1,020,711	929,402
Shareholders’ equity	138,099	140,576	132,376
Performance Ratios:
Return on average assets (annualized)	1.12%	1.45%	1.83%
Return on average equity (annualized)	9.44%	12.05%	14.46%
Net interest margin (annualized)	3.95%	3.99%	4.38%
Efficiency ratio (1)	61.19%	56.40%	56.48%
Credit Quality:
Nonperforming loans	$1,533	$1,548	$1,580
Nonperforming assets	1,533	1,548	2,726
Net charge-offs to average gross loans (annualized)	0.02%	0.00%	0.01%
Nonperforming assets to gross loans plus OREO	0.15%	0.16%	0.30%
ALL to nonperforming loans	701%	649%	609%
ALL to gross loans, net of unearned income	1.08%	1.02%	1.05%
Capital Ratios:
Total risk-based capital ratio	14.77%	15.18%	16.02%
Tier 1 risk-based capital ratio	13.68%	14.16%	14.94%
Common equity tier 1 ratio	13.68%	14.16%	14.94%
Leverage ratio	11.58%	12.14%	12.96%

(1) Represents noninterest expense divided by the sum of net interest income and noninterest income.

Financial Highlights, excluding Gain on COLI
(Dollars in thousands, except per share data)	As of or for the Three Months Ended
	March 31,	December 31,	March 31,
	2020	2019	2019
Income before taxes, as reported	$4,462	$5,515	$6,258
Gain on COLI	—	—	1,228
Provision for income taxes	1,163	1,334	1,254
Net Income	$3,299	$4,181	$3,776
Diluted earnings per share	$0.21	$0.26	$0.23
Return on average assets (annualized)	1.12%	1.45%	1.45%
Return on average equity (annualized)	9.44%	12.05%	11.52%

Results of Operations

The reported interest income and yield on our loan portfolio are impacted by a number of components, including changes in the average contractual interest rate earned on loans and the amount of discount accretion on SBA loans.  The following table reconciles the contractual interest income and yield on our loan portfolio to the reported interest income and yield for the periods indicated.

	Three Months Ended
	March 31, 2020		December 31, 2019		March 31, 2019
(Dollars in thousands)	Interest & Fees	Yield	Interest & Fees	Yield	Interest & Fees	Yield
Contractual interest rate	$13,080	5.27%	$13,337	5.44%	$12,495	5.70%
SBA discount accretion	558	0.22%	589	0.24%	509	0.23%
Amortization of net deferred fees/(costs)	39	0.01%	41	0.02%	116	0.05%
Interest recognized on nonaccrual loans	-	0.00%	-	0.00%	-	0.00%
Prepayment penalties and other fees	17	0.01%	28	0.01%	234	0.11%
Yield on loans (as reported)	$13,694	5.51%	$13,995	5.71%	$13,354	6.09%

Net interest margin for the first quarter of 2020 decreased 4 basis points to 3.95% from 3.99% for the fourth quarter of 2019 primarily due to a decrease in the reported yield on interest-earning assets, partially offset by a decrease in the cost of interest-bearing liabilities as a result of the cumulative market rate decreases by the Federal Reserve since October 2019.

Net interest income before the provision for loan losses for the first quarter of 2020 was $11.1 million, an increase of $38,000, or 0.3%, compared to the fourth quarter of 2019, primarily due to a $396,000 decrease in interest expense, partially offset by a $358,000 decrease in interest income.

Interest income on securities available for sale and other interest income decreased $57,000, or 8.0%, during the first quarter of 2020 compared to the fourth quarter of 2019. The decrease was primarily due to a $42,000 decrease in other interest income as a result of a 38 basis point decrease in the yield on the average balance of Fed funds sold and other investments and a $15,000 decrease in interest income on securities available for sale as a result of a $2.7 million decrease in the average balance from $2.0 million of maturities in agency securities and a $3.6 million of paydowns in MBS and CMO securities during the first quarter of 2020.

Interest income from contractual interest rates on loans decreased $257,000, or 1.9%, during the first quarter of 2020 compared to the fourth quarter of 2019, reflecting a 17 basis point decrease in the average contractual interest rate, primarily resulting from the cumulative rate cuts by the Federal Reserve in October 2019 and March 2020. The amount of discount accretion on SBA loans decreased $31,000 during the first quarter of 2020 due to a decrease in SBA loan payoffs. The reported interest income on loans, net of SBA discount accretions and other components, decreased $301,000, or 2.2% during the first quarter of 2020.

Interest expense for the first quarter of 2020 decreased $396,000, or 10.9%, compared to the fourth quarter of 2019, due to a decrease of 25 basis points in the average cost of interest-bearing liabilities, primarily due to the rate cuts by the Federal Reserve.

Net interest margin for the first quarter of 2020 decreased 43 basis points to 3.95% from 4.38% for the first quarter of 2019, primarily due to a decrease in the reported yield on interest-earning assets as a result of cumulative market rate cuts by the Federal Reserve in 2019.

Net interest income before provision for loan losses for the first quarter of 2020 increased $318,000, or 2.9%, to $11.1 million, compared to $10.8 million for the first quarter of 2019, primarily due to a $259,000 increase in interest income and a $59,000 decrease in interest expense.

Interest income on securities available for sale and other interest income for the first quarter of 2020 decreased $81,000, or 11.1%, compared to the first quarter of 2019. The decrease was primarily due to a $40,000 decrease in other interest income as a result of a 114 basis point decrease in the yield on the average balance of Fed funds sold and other investments and a $41,000 decrease in interest income on securities available for sale as a result of a 30 basis point decrease in the yield on the average balance of securities available for sale.

Interest income from contractual interest rates on loans for the first quarter of 2020 increased $585,000, or 4.7%, compared to the first quarter of 2019, primarily due to a $110.1 million, or 12.4%, increase in the balance of average loans, including loans held for sale, compared to the first quarter of 2019, partially offset by a 43 basis point decrease in the yield on average loans to 5.27% for the first quarter of 2020 from 5.70% for the same period of 2019. Prepayment penalties and other fees for the first quarter of 2020 decreased $217,000 compared to the first quarter of 2019. The reported interest income on loans, net of SBA discount accretions and other components, for the first quarter of 2020 increased $340,000, or 2.5%, compared to the same period of 2019.

Interest expense for the first quarter of 2020 decreased $59,000, or 1.8%, compared to the first quarter of 2019, primarily due to a 32 basis point decrease in the cost of interest-bearing liabilities, partially offset by a $92.8 million, or 14.6%, increase in the average balance of total interest-bearing liabilities.

The following tables show the asset yields, liability costs, spreads and margins for the periods indicated.

	Three Months Ended			Percentage Change
	March 31,	December 31,	March 31,	Q1-20	Q1-20
	2020	2019	2019	vs. Q4-19	vs. Q1-19
Yield on loans	5.51%	5.71%	6.09%	-0.20%	-0.58%
Yield on interest-earning assets	5.10%	5.30%	5.72%	-0.20%	-0.62%
Cost of interest-bearing liabilities	1.78%	2.03%	2.10%	-0.25%	-0.32%
Cost of deposits	1.27%	1.44%	1.48%	-0.17%	-0.21%
Cost of funds	1.27%	1.44%	1.48%	-0.17%	-0.21%
Net interest spread	3.32%	3.27%	3.62%	0.05%	-0.30%
Net interest margin	3.95%	3.99%	4.38%	-0.04%	-0.43%

The Company recorded the provision for loan losses (LLP) of $743,000 for the first quarter of 2020. Considering the pandemic’s negative impacts to national and local economic and business conditions, the management increased qualitative factors, especially in commercial and home mortgage loans. The increases in qualitative factors accounted for $593,000, or 80%, of the LLP for the quarter. The Company recorded the LLP of $411,000 for the fourth quarter of 2019 and had no LLP for the first quarter of 2019.

Noninterest income for the first quarter of 2020 was $2.3 million, a decrease of $217,000, or 8.67%, from $2.5 million for the fourth quarter of 2019, primarily due to a decrease of $372,000 in gain on sale of loans and a decrease of $89,000 in service charges on deposits, partially offset by an increase of $59,000 in loan servicing fees and an increase of $185,000 in other income.

Gain on sale of loans for the first quarter of 2020 was $1.2 million, a decrease of $372,000, compared to $1.5 million for the fourth quarter of 2019. The Company sold $17.5 million in SBA loans with an average premium of 8.41% in the first quarter of 2020, compared to the sale of $23.9 million in SBA loans with an average premium of 7.73% in the fourth quarter of 2019. Due to the closure of SBA’s secondary market operation amid COVID-19, approximately $3.3 million in SBA loans were not sold in the first quarter of 2020 and placed in the loans held for sale as of March 31, 2020.

Noninterest income for the first quarter of 2020 decreased $1.2 million to $2.3 million compared to $3.5 million for the first quarter of 2019, primarily due to one-time gain of $1.2 million on company owned life insurance in the first quarter of 2019.

Gain on sale of loans for the first quarter of 2019 was $1.1 million from the sale of $17.7 million in SBA loans with an average premium of 8.19%.

Noninterest expense for the first quarter of 2020 was $8.2 million, an increase of $542,000, or 7.1%, compared to $7.7 million for the fourth quarter of 2019. The increase was primarily due to an increase of $666,000 in salary and employee benefits, partially offset by a decrease of $101,000 in promotion and advertising expenses. The increase in salary and employee benefits expense was primarily due to a lower employee bonus and profit sharing accrual in the fourth quarter of 2019 from adjustments in management incentive accruals that were tied to the Company’s actual financial performance in 2019.

Noninterest expense for the first quarter of 2020 was $8.2 million, an increased $134,000, or 1.7%, compared to $8.1 million for the first quarter of 2019.  The increase was primarily due to an increase of $153,000 in occupancy and equipment expense, an increase of $70,000 in professional fees, and an increase of $51,000 in data processing and communication expense, partially offset by a decrease of $97,000 in salary and employee benefits. The increases in occupancy and equipment expense and data processing and communication expense were primarily attributable to a new branch opening in the second quarter of 2019.

Income tax provision was $1.2 million for the first quarter of 2020, $1.3 million for the fourth quarter of 2019, and $1.5 million for the first quarter of 2019. The effective tax rate for the first quarter of 2020 was 26.1%, compared to 24.2% for the fourth quarter of 2019 and 24.3% for the first quarter of 2019. The higher effective tax rates for the first quarter of 2020 compared to the fourth of 2019 was primarily due to less tax benefits from a decrease in non-qualified stock option exercises in 2020.

Balance Sheet

Total assets at March 31, 2020, were $1.21 billion, an increase of $30.1 million, or 2.5%, compared to $1.18 billion at December 31, 2019, and an increase of $132.4 million, or 12.3%, compared to $1.08 billion at March 31, 2019.

Gross loans, net of unearned income, were $996.6 million at March 31, 2020, an increase of $6.4 million, or 0.6%, from $990.1 million at December 31, 2019, and an increase of $83.5 million, or 9.1%, from $913.1 million at March 31, 2019.

New loan originations for the first quarter of 2020 totaled $77.9 million, including SBA loan originations of $25.7 million, compared to $98.4 million, including SBA loan originations of $26.3 million, for the fourth quarter of 2019, and $92.8 million, including SBA loan originations of $23.7 million, for the first quarter of 2019. Loan payoffs for the first quarter of 2020 were $44.6 million, compared to $35.9 million for the fourth quarter of 2019, and $35.9 million for the first quarter of 2019.

Total deposits were $1.05 billion at March 31, 2020, an increase of $31.5 million, or 3.1%, from $1.02 billion at December 31, 2019, and an increase of $122.8 million, or 13.2%, from $905.2 million at March 31, 2019. Noninterest bearing deposits were $304.8 million at March 31, 2020, compared to $294.3 million at December 31, 2019, and $272.5 million at March 31, 2019.

Noninterest bearing deposits accounted for 29.0% of total deposits at March 31, 2020, compared to 28.8% at December 31, 2019, and 29.3% at March 31, 2019. The following table shows the Company’s deposits by type as a percentage of total deposits as of the periods indicated.

	As of
	March 31,	December 31,	March 31,
	2020	2019	2019
Noninterest bearing deposits	29.0%	28.8%	29.3%
Interest bearing demand deposits	27.7%	28.6%	27.7%
Savings	0.5%	0.5%	0.4%
Time deposits over $250,000	20.0%	20.9%	20.3%
Other time deposits	22.8%	21.2%	22.3%
Total deposits	100.0%	100.0%	100.0%

The Company had no borrowings from the Federal Home Loan Bank (“FHLB”) at March 31, 2020, December 31, 2019, and March 31, 2019.

The Company had right-of-use assets and lease liabilities of $7.9 million and $9.7 million, respectively, at March 31, 2020.

The Company’s consolidated regulatory capital ratios exceeded regulatory guidelines and the Bank’s capital ratios exceeded the regulatory guidelines for a well-capitalized financial institution under the Basel III regulatory requirements at March 31, 2020, as summarized in the following table.

				Regulatory
			Well-capitalized	Capital Ratio
			Financial	Requirements (1),
			Institution	Including
			Basel III	Fully Phased-in
			Regulatory	Capital Conservation
Capital Ratios	OP Bancorp	Open Bank	Guidelines	Buffer
Total risk-based	14.77%	14.58%	10.00%	10.50%
Tier 1 risk-based	13.68%	13.49%	8.00%	8.50%
Common equity tier 1 Risk-Based	13.68%	13.49%	6.50%	7.00%
Leverage	11.58%	11.42%	5.00%	4.00%

(1) Fully phased in Basel III requirement for both OP Bancorp and Open Bank. Includes a 2.5% capital conservation buffer, except the leverage ratio.

The Company announced a third stock repurchase program on February 28, 2020, which authorizes the Company to repurchase up to 500,000 shares of its common stock following the completion of the Company’s second stock repurchase program in February 2020. Since the announcement of the third stock repurchase program, the Company has repurchased an aggregate of 476,761 shares of its common stock at an average repurchase price of $7.80 per share through April 22, 2020.

Asset Quality

Nonperforming loans were $1.53 million at March 31, 2020, a decrease of $15,000 from $1.55 million at December 31, 2019, and a decrease of $47,000 from $1.58 million at March 31, 2019.

The Company had no OREO at March 31, 2020 and December 31, 2019 but had $1.1 million in OREO at March 31, 2019. The Company sold the OREO of $1.1 million during the second quarter of 2019, and no loss was recorded on the sale.

Nonperforming assets were $1.53 million, or 0.13% of total assets, at March 31, 2020, compared to $1.55 million, or 0.13% of total assets, at December 31, 2019, and $2.7 million, or 0.25% of total assets, at March 31, 2019.

Nonperforming loans to gross loans were 0.15% at March 31, 2020, compared to 0.16% at December 31, 2019, and 0.17% at March 31, 2019.  Total classified loans were $3.6 million, or 0.36% of gross loans, at March 31, 2020, compared to $3.5 million, or 0.35% of gross loans, at December 31, 2019, and $4.2 million, or 0.46% of gross loans, at March 31, 2019.

The following tables shows the trend of classified loans by loan type as of the date stated.

	As of
	March 31,	December 31,	September 30,	June 30,	March 31,
	2020	2019	2019	2019	2019
Classified loans by loan type	(Dollars in thousands)
Commercial real estate	$—	$—	$—	$—	$—
SBA loans—real estate	2,021	2,036	2,247	2,264	2,281
SBA loans—non-real estate	159	33	36	41	49
Commercial and industrial	686	697	710	1,892	1,906
Home mortgage	694	698	256	—	—
Consumer	—	—	—	—	—
Total classified loans	$3,560	$3,464	$3,249	$4,197	$4,236
SBA guarantee balance retained
SBA loans—real estate	357	363	516	524	534
SBA loans—non-real estate	33	33	36	41	49
Total SBA unsold guarantee portion	$390	$396	$552	$565	$583
Total classified loans, net of SBA guarantee balance retained	$3,170	$3,068	$2,697	$3,632	$3,653

The allowance for loan losses was $10.7 million at March 31, 2020, compared to $10.1 million at December 31, 2019, and $9.6 million at March 31, 2019. The allowance for loan losses was 1.08% of gross loans at March 31, 2020, 1.02% at December 31, 2019 and 1.05% at March 31, 2019. The allowance for loan losses was 701% of nonperforming assets at December 31, 2019, 649% at December 31, 2019, and 353% at March 31, 2019.

About OP Bancorp

OP Bancorp, the holding company for Open Bank (the “Bank”), is a California corporation whose common stock is quoted on the Nasdaq Global Market under the ticker symbol, “OPBK.”  The Bank is engaged in the general commercial banking business in Los Angeles, Orange, and Santa Clara Counties, California, and Carrollton, Texas and is focused on serving the banking needs of small- and medium-sized businesses, professionals, and residents with a particular emphasis on Korean and other ethnic minority communities. The Bank currently operates with nine full branch offices in Downtown Los Angeles, Los Angeles Fashion District, Los Angeles Koreatown, Gardena, Buena Park, and Santa Clara, California and Carrollton, Texas.  The Bank also has four loan production offices in Atlanta, Georgia, Aurora, Colorado, and Lynnwood and Seattle, Washington.  The Bank commenced its operations on June 10, 2005 as First Standard Bank and changed its name to Open Bank in October 2010.  Its headquarters is located at 1000 Wilshire Blvd., Suite 500, Los Angeles, California 90017. Phone 213.892.9999; www.myopenbank.com  Member FDIC, Equal Housing Lender.

Cautionary Note Regarding Forward-Looking Statements

Certain matters set forth herein (including any exhibits hereto) constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including forward-looking statements relating to the Company’s current business plans and expectations regarding future operating results. Forward-looking statements may include, but are not limited to, the use of forward-looking language, such as “likely result in,” “expects,” “anticipates,” “estimates,” “forecasts,” “projects,”

“intends to,” or may include other similar words or phrases, such as “believes,” “plans,” “trend,” “objective,” “continues,” “remains,” or similar expressions, or future or conditional verbs, such as “will,” “would,” “should,” “could,” “may,” “might,” “can,” or similar verbs. These forward-looking statements are subject to risks and uncertainties that could cause actual results, performance or achievements to differ materially from those projected. These risks and uncertainties, some of which are beyond our control, include, but are not limited to: business and economic conditions, particularly those affecting the financial services industry and our primary market areas; our ability to successfully manage our credit risk and the sufficiency of our allowance for loan losses;  factors that can impact the performance of our loan portfolio, including real estate values and liquidity in our primary market areas, the financial health of our commercial borrowers, the success of construction projects that we finance, including any loans acquired in acquisition transactions; our ability to effectively execute our strategic plan and manage our growth;  interest rate fluctuations, which could have an adverse effect on our profitability; liquidity issues, including fluctuations in the fair value and liquidity of the securities we hold for sale and our ability to raise additional capital, if necessary;  external economic and/or market factors, such as changes in monetary and fiscal policies and laws, including the interest rate policies of the Federal Reserve, inflation or deflation, changes in the demand for loans, and fluctuations in consumer spending, borrowing and savings habits, which may have an adverse impact on our financial condition;  continued or increasing competition from other financial institutions, credit unions, and non-bank financial services companies, many of which are subject to different regulations than we are;  challenges arising from unsuccessful attempts to expand into new geographic markets, products, or services;  restraints on the ability of Open Bank to pay dividends to us, which could limit our liquidity;  increased capital requirements imposed by banking regulators, which may require us to raise capital at a time when capital is not available on favorable terms or at all;  a failure in the internal controls we have implemented to address the risks inherent to the business of banking; inaccuracies in our assumptions about future events, which could result in material differences between our financial projections and actual financial performance; changes in our management personnel or our inability to retain motivate and hire qualified management personnel;  disruptions, security breaches, or other adverse events, failures or interruptions in, or attacks on, our information technology systems; disruptions, security breaches, or other adverse events affecting the third-party vendors who perform several of our critical processing functions; an inability to keep pace with the rate of technological advances due to a lack of resources to invest in new technologies; risks related to potential acquisitions; political developments, uncertainties or instability, catastrophic events, acts of war or terrorism, or natural disasters, such as earthquakes, drought, pandemic diseases (such as the coronavirus) or extreme weather events, any of which may affect services we use or affect our customers, employees or third parties with which we conduct business; incremental costs and obligations associated with operating as a public company; the impact of any claims or legal actions to which we may be subject, including any effect on our reputation;  compliance with governmental and regulatory requirements, including the Dodd-Frank Act and others relating to banking, consumer protection, securities and tax matters, and our ability to maintain licenses required in connection with commercial mortgage origination, sale and servicing operations; changes in federal tax law or policy; the rapidly changing uncertainties related to the Coronavirus pandemic including, but not limited to, the potential adverse effect of the pandemic on the economy, our employees and customers, and our financial performance; and our ability the manage the foregoing and other factors set forth in the Company’s public reports. We describe these and other risks that could affect our results in Item 1A. “Risk Factors,” of our latest Annual Report on Form 10-K for the year ended December 31, 2019 and in our other subsequent filings with the Securities and Exchange Commission. The foregoing factors should not be construed as exhaustive and should be read together with the other cautionary statements included in this report. Because of these risks and other uncertainties, our actual future results, performance or achievement, or industry results, may be materially different from the results indicated by the forward looking statements in this report. In addition, our past results of operations are not necessarily indicative of our future results. You should not rely on any forward looking statements, which represent our beliefs, assumptions and estimates only as of the dates on which they were made, as predictions of future events. Any forward-looking statement speaks only as of the date on which it is made, and we do not undertake any obligation to update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

Contact

Investor Relations

OP Bancorp

Christine Oh

EVP & CFO

213.892.1192

Christine.oh@myopenbank.com

Consolidated Balance Sheet (unaudited)
(Dollars in thousands)
	As of
	03/31/2020	12/31/2019	% change	03/31/2019	% change
Assets
Cash and cash equivalents	$110,999	$86,036	29.0%	$65,796	68.7%
Securities available for sale, at fair value	52,179	56,549	-7.7%	54,116	-3.6%
Other investments	9,253	9,176	0.8%	7,306	26.6%
Loans held for sale	4,382	2,100	108.7%	246	1681.3%
Real Estate Loans	639,411	630,668	1.4%	545,481	17.2%
SBA Loans	133,909	132,268	1.2%	130,478	2.6%
C & I Loans	99,860	103,852	-3.8%	106,796	-6.5%
Home Mortgage Loans	119,984	120,686	-0.6%	127,851	-6.2%
Consumer & Other Loans	3,395	2,664	27.4%	2,458	38.1%
Gross loans, net of unearned income	996,559	990,138	0.6%	913,064	9.1%
Allowance for loan losses	(10,748)	(10,050)	6.9%	(9,619)	11.7%
Net loans receivable	985,811	980,088	0.6%	903,445	9.1%
Premises and equipment, net	5,141	5,226	-1.6%	5,083	1.1%
Accrued interest receivable	3,056	3,166	-3.5%	3,368	-9.3%
Servicing assets	6,963	7,024	-0.9%	7,046	-1.2%
Company owned life insurance	10,683	10,618	0.6%	10,414	2.6%
Deferred tax assets	2,709	3,189	-15.1%	3,665	-26.1%
Other real estate owned (OREO)	-	-	100.0%	1,146	0.0%
Operating right-of-use assets (1)	7,885	8,254	-4.5%	7,738	1.9%
Other assets	10,532	8,094	30.1%	7,866	33.9%
Total assets	$1,209,593	$1,179,520	2.5%	$1,077,235	12.3%

Liabilities and Shareholders' Equity
Noninterest bearing deposits	$304,845	$294,281	3.6%	$272,482	11.9%
Savings	5,220	4,753	9.8%	3,527	48.0%
Money market and others	291,137	291,865	-0.2%	257,694	13.0%
Time deposits over $250,000	210,507	213,345	-1.3%	188,162	11.9%
Other time deposits	240,489	216,467	11.1%	207,537	15.9%
Total deposits	1,052,198	1,020,711	3.1%	929,402	13.2%
Accrued interest payable	2,592	2,686	-3.5%	2,178	19.0%
Operating lease liabilities (1)	9,701	10,126	-4.2%	9,566	1.4%
Other liabilities	7,003	5,421	29.2%	3,713	88.6%
Total liabilities	1,071,494	1,038,944	3.1%	944,859	13.4%

Common stock	80,422	86,381	-6.9%	89,119	-9.8%
Additional paid-in capital	7,882	7,524	4.8%	6,627	18.9%
Retained earnings	48,695	46,483	4.8%	36,824	32.2%
Accumulated other comprehensive income(loss)	1,100	188	485.1%	(194)	-667.0%
Total shareholders' equity	138,099	140,576	-1.8%	132,376	4.3%

Total Liabilities and Shareholders' Equity	$1,209,593	$1,179,520	2.5%	$1,077,235	12.3%

(1) The adoption of ASU 2016-02, Leases (Topic 842) in the first quarter of 2019 resulted in the recognition of right-of-use assets and lease liabilities on balance sheet.

Consolidated Statements of Income (unaudited)
(Dollars in thousands, except per share data)	Three Months Ended
	03/31/2020	12/31/2019	% change	03/31/2019	% change
Interest income
Interest and fees on loans	$13,694	$13,995	-2.2%	$13,354	2.5%
Interest on securities available for sale	319	334	-4.5%	360	-11.4%
Other interest income	332	374	-11.2%	372	-10.8%
Total interest income	14,345	14,703	-2.4%	14,086	1.8%
Interest expense
Interest on deposits	3,229	3,625	-10.9%	3,288	-1.8%
Interest on borrowed funds	-	-	0.0%	-	0.0%
Total interest expense	3,229	3,625	-10.9%	3,288	-1.8%
Net interest income	11,116	11,078	0.3%	10,798	2.9%
Provision for loan losses	743	411	80.8%	-	0.0%
Net interest income after provision for loan losses	10,373	10,667	-2.8%	10,798	-3.9%
Noninterest income
Service charges on deposits	430	519	-17.1%	527	-18.4%
Loan servicing fees, net of amortization	392	333	17.7%	383	2.3%
Gain on sale of loans	1,155	1,527	-24.4%	1,077	7.2%
Other income	319	134	138.1%	1,546	-79.4%
Total noninterest income	2,296	2,513	-8.6%	3,533	-35.0%
Noninterest expense
Salaries and employee benefits	5,071	4,405	15.1%	5,168	-1.9%
Occupancy and equipment	1,230	1,207	1.9%	1,077	14.2%
Data processing and communication	409	420	-2.6%	358	14.2%
Professional fees	273	268	1.9%	203	34.5%
FDIC insurance and regulatory assessments	106	71	49.3%	104	1.9%
Promotion and advertising	162	263	-38.4%	178	-9.0%
Directors’ fees	233	228	2.2%	228	2.2%
Foundation donation and other contributions	330	417	-20.9%	388	-14.9%
Other expenses	393	386	1.8%	369	6.5%
Total noninterest expense	8,207	7,665	7.1%	8,073	1.7%
Income before income taxes	4,462	5,515	-19.1%	6,258	-28.7%
Provision for income taxes	1,163	1,334	-12.8%	1,518	-23.4%
Net income	$3,299	$4,181	-21.1%	$4,740	-30.4%

Book value per share	$9.14	$8.95	2.1%	$8.42	8.6%
Basic EPS	$0.21	$0.26	-19.2%	$0.29	-27.6%
Diluted EPS	$0.21	$0.26	-19.2%	$0.29	-27.6%

Shares of common stock outstanding	15,115,868	15,703,276	-3.7%	15,719,583	-3.8%
Weighted Average Shares:
- Basic	15,486,549	15,697,531	-1.3%	15,817,060	-2.1%
- Diluted	15,586,255	15,899,419	-2.0%	16,112,725	-3.3%

Key Ratios
(Dollars in thousands, except ratios)	Three Months Ended
	03/31/2020	12/31/2019	% change	03/31/2019	% change
Return on average assets (ROA)*	1.12%	1.45%	-0.33%	1.49%	-0.37%
Return on average equity (ROE) *	9.44%	12.05%	-2.61%	11.84%	-2.40%
Net interest margin *	3.95%	3.99%	-0.04%	4.50%	-0.55%
Efficiency ratio	61.19%	56.40%	4.79%	58.33%	2.86%

Total Risk Based Capital Ratio	14.77%	15.18%	-0.41%	16.26%	-1.49%
Tier 1 Capital Ratio	13.68%	14.16%	-0.48%	15.13%	-1.45%
Common Equity Tier 1 Ratio	13.68%	14.16%	-0.48%	15.13%	-1.45%
Tier 1 Leverage Ratio	11.58%	12.14%	-0.56%	12.88%	-1.30%

* Annualized

Asset Quality
(Dollars in thousands, except ratios)	Three Months Ended
	03/31/2020	12/31/2019	09/30/2019	06/30/2019	03/31/2019
Nonaccrual Loans	$1,203	$1,215	$1,234	$1,218	$1,239
Loans 90 days or more past due, accruing	-	-	-	-	-
Accruing restructured loans	330	333	336	338	341
Nonperforming loans	1,533	1,548	1,570	1,556	1,580
Other real estate owned (OREO)	-	-	1,817	-	1,146
Nonperforming assets	1,533	1,548	3,387	1,556	2,726

Classified loans	3,560	3,464	3,249	4,197	4,236

Nonperforming assets/total assets	0.13%	0.13%	0.29%	0.14%	0.25%
Nonperforming assets/gross loans plus OREO	0.15%	0.16%	0.35%	0.16%	0.30%
Nonperforming loans/gross loans	0.15%	0.16%	0.16%	0.16%	0.17%
Allowance for loan losses/nonperforming loans	701%	649%	614%	612%	609%
Allowance for loan losses/nonperforming assets	701%	649%	285%	612%	353%
Allowance for loan losses/gross loans	1.08%	1.02%	1.00%	1.01%	1.05%
Classified loans/gross loans	0.36%	0.35%	0.34%	0.44%	0.46%

Net charge-offs	$45	$(1)	$175	$495	$17
Net charge-offs to average gross loans *	0.02%	0.00%	0.07%	0.21%	0.01%

* Annualized

Accruing delinquent loans 30-89 days past due	03/31/2020	12/31/2019	09/30/2019	06/30/2019	03/31/2019
30-59 days	$1,788	$3,899	$2,580	$1,065	$2,073
60-89 days	2,277	126	580	2,207	-
Total	4,065	4,025	3,160	3,272	2,073

Average Balance Sheet, Interest and Yield/Rate Analysis
(Dollars in thousands)	Three Months Ended
	March 31, 2020			December 31, 2019			March 31, 2019
	Average Balance	Interest and Fees	Yield/ Rate	Average Balance	Interest and Fees	Yield/ Rate	Average Balance	Interest and Fees	Yield/ Rate
Interest-Earning assets:
Federal funds sold and other investments	$78,256	$332	1.68%	$71,426	$374	2.06%	$52,963	$372	2.82%
Securities available for sale	54,647	319	2.33	57,381	334	2.33	54,771	360	2.63
Total investments	132,903	651	1.95	128,807	708	2.18	107,734	732	2.72
Real estate loans	633,963	8,198	5.20	607,022	8,175	5.34	519,037	7,149	5.59
SBA loans	138,900	2,667	7.72	142,910	2,880	8.00	131,272	2,933	9.06
C & I loans	100,686	1,277	5.10	99,215	1,379	5.51	106,680	1,594	6.06
Home Mortgage loans	121,768	1,514	4.97	121,485	1,520	5.00	128,507	1,636	5.09
Consumer & other loans	2,774	38	5.51	2,778	41	5.86	2,532	42	6.68
Loans (1)	998,091	13,694	5.51	973,410	13,995	5.71	888,028	13,354	6.09
Total interest-earning assets	1,130,994	14,345	5.10	1,102,217	14,703	5.30	995,762	14,086	5.72
Noninterest-earning assets	48,189			51,026			42,476
Total assets	$1,179,183			$1,153,243			$1,038,238

Interest-bearing liabilities:
NOW and savings deposits	$7,988	5	0.25%	$6,032	4	0.20%	$5,176	3	0.25%
Money market deposits	289,214	952	1.32	283,814	1,144	1.60	251,583	1,121	1.81
Time deposits	431,772	2,272	2.12	417,092	2,477	2.36	379,430	2,164	2.31
Total interest-bearing deposits	728,974	3,229	1.78	706,938	3,625	2.03	636,189	3,288	2.10
Borrowings	45	-	-	4	-	1.55	-	-	-
Total interest-bearing liabilities	729,019	3,229	1.78	706,942	3,625	2.03	636,189	3,288	2.10

Noninterest-bearing liabilities:
Noninterest-bearing deposits	292,453			289,592			262,524
Other noninterest-bearing liabilities	17,921			17,902			8,445
Total noninterest-bearing liabilities	310,374			307,494			270,969
Shareholders’ equity	139,790			138,807			131,081
Total liabilities and shareholders’ equity	$1,179,183			$1,153,243			$1,038,239

Net interest income / interest rate spreads		$11,116	3.32%		$11,078	3.27%		$10,798	3.62%

Net interest margin			3.95%			3.99%			4.38%

Cost of deposits & cost of funds:
Total deposits / cost of deposits	$1,021,427	$3,229	1.27%	$996,530	$3,625	1.44%	$898,713	$3,288	1.48%
Total funding liabilities / cost of funds	$1,021,472	$3,229	1.27%	$996,534	$3,625	1.44%	$898,713	$3,288	1.48%

(1) The average loan balance includes loans held for sale.

Loan Portfolio Breakdown by Industry
Excluding Home mortgage and consumer loans
(Dollars in thousands)	As of March 31, 2020
Industry	Number of accounts	% of total	Balance	% of total
Real estate lessors	209	20.0%	$356,175	40.2%
- Retail	87	8.3	161,741	18.3
- Industrial	46	4.4	87,625	9.9
- Mixed use	15	1.4	29,414	3.3
- Office	13	1.2	24,809	2.8
- Other	48	4.6	52,586	5.9
Hotel / motel	125	12.0	145,364	16.4
Gas station	146	14.0	125,708	14.2
Wholesale	103	9.8	50,663	5.7
Carwash	33	3.2	33,230	3.8
Food services / restaurant	107	10.2	24,486	2.8
Laundry services	49	4.7	22,288	2.5
Church	12	1.1	14,272	1.6
Other	262	25.0	113,308	12.8
Total	1,046	100.0%	$885,494	100.0%

Loan Deferment Request Summary by Industry
For requests received through April 20, 2020
Excluding Home mortgage and consumer loans
(Dollars in thousands)	Number of requests			Balance of requests
Industry	Number of accounts	% of request	% of total loans	Balance	% of request	% of total loans
Real estate lessors	50	50.5%	23.9%	$115,417	61.4%	32.4%
- Retail	28	28.3	32.2	60,581	32.2	37.5
- Industrial	8	8.1	17.4	30,362	16.2	34.6
- Mixed use	2	2.0	13.3	11,513	6.1	39.1
- Office	5	5.1	38.5	6,817	3.6	27.5
- Other	7	7.1	14.6	6,145	3.3	11.7
Hotel / motel	12	12.1	9.6	33,180	17.7	22.8
Gas station	6	6.1	4.1	8,963	4.8	7.1
Wholesale	6	6.1	5.8	7,816	4.2	15.4
Carwash	2	2.0	6.1	2,487	1.3	7.5
Food services / restaurant	11	11.1	10.3	9,785	5.2	40.0
Laundry services	3	3.0	6.1	2,302	1.2	10.3
Church	5	5.1	41.7	5,627	3.0	39.4
Other	4	4.0	1.5	2,371	1.3	2.1
Total	99	100.0%	9.5%	$187,948	100.0%	21.2%

* Number of accounts and Balance information were as of March 31, 2020.

Loan Deferment Request Summary by Loan Type
For requests received through April 20, 2020
(Dollars in thousands)	Number of requests			Balance of requests
Loan Type	Number of accounts	% of request	% of total loans	Balance	% of request	% of total loans
Real estate loans	76	46.3%	21.5%	$172,410	79.0%	27.0%
Home Mortgage loans	64	39.0	20.6	30,111	13.8	25.1
C & I loans	23	14.0	11.5	15,538	7.1	15.6
Consumer	1	0.6	11.1	282	0.1	8.3
Total	164	100.0%	12.0%	$218,341	100.0%	21.9%

* Number of accounts and Balance information were as of March 31, 2020.

SBA PPP Loan Approval Summary by Customer Type
For loans approved through April 20, 2020
(Dollars in thousands)	Number of loans		Approved Balance
Customer Type	Number of accounts	% of total	Balance	% of total
Commercial Lending	152	46.6%	$22,265	59.6%
SBA Lending	97	29.8	9,430	25.2
Deposit	77	23.6	5,684	15.2
Total	326	100.0%	$37,379	100.0%